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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Via Net.Works, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    925912107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                       13G

----------------------

CUSIP NO. 925912107

----------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                   Telecom Partners II, L.P. 84-1439998
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
          NUMBER OF
           SHARES                  4,175,262
         BENEFICIALLY    -------------------------------------------------------
           OWNED BY      6     SHARED VOTING POWER
            EACH
          REPORTING                0
           PERSON        -------------------------------------------------------
            WITH:        7     SOLE DISPOSITIVE POWER

                                   4,175,262
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,175,262
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.7%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                   PN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 8 pages

                                       13G

----------------------

CUSIP NO. 925912107

----------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                   Telecom Management II, L.L.C. 84-1420795
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
           NUMBER OF
            SHARES                          4,175,262
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                         0
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                            4,175,262
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                            0
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,175,262
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.7%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                   00
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                Page 3 of 8 pages

                                       13G

----------------------

CUSIP NO. 925912107

----------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                   Stephen W. Schovee
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   USA

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                         4,175,262
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                            0
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                            4,175,262
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,175,262
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.7%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 4 of 8 pages

                                       13G

---------------------

CUSIP NO. 925912107

---------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

                   William J. Elsner
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b)  [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY


--------------------------------------------------------------------------------
  4         CITIZENSHIP OR PLACE OF ORGANIZATION
                   USA

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
           NUMBER OF
            SHARES                          0
         BENEFICIALLY          -------------------------------------------------
           OWNED BY            6     SHARED VOTING POWER
             EACH
          REPORTING                         4,175,262
            PERSON             -------------------------------------------------
            WITH:              7     SOLE DISPOSITIVE POWER

                                            0
                               -------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                            4,175,262
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   4,175,262
--------------------------------------------------------------------------------
  10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
  11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   7.7%
--------------------------------------------------------------------------------
  12        TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 5 of 8 pages

ITEM 1(a)         NAME OF ISSUER:        Via Net.Works, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                         12100 Sunset Hills Road, Suite 110
                                         Reston, VA 20190

ITEM 2(a)         NAME OF PERSON FILING: Telecom Partners II, L.P. ("TPII")
                                         Telecom Management II, L.L.C. ("TMII")
                                         Stephen W. Schovee ("SWS")
                                         William J. Elsner ("WJE")

                  This statement is filed by TPII on behalf of all of the persons listed above pursuant to Rule 13d-1 and Rule 13d-1(k). TMII is a Delaware limited liability company. TPII is a Delaware limited partnership. SWS is a Managing Member of TMII. WJE is a Managing Member of TMII.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                         4600 South Syracuse, Suite 1000
                                         Denver, Colorado 80237

ITEM 2(c)         CITIZENSHIP:

                  Entity:
                                         TPII - Delaware
                                         TMII - Delaware
                  Individual:
                                         SWS - USA
                                         WSE - USA

ITEM 2(d)         TITLE OF CLASS OF SECURITIES: Common Stock

ITEM 2(e)         CUSIP NUMBER: 925912107

ITEM 3            Not applicable

ITEM 4            OWNERSHIP:

                  (1) TPII: At December 31, 2000, TPII owned of record 4,175,262 shares of common stock. This amount represented 7.7% of common stock outstanding at that date. TPII had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

                  (2) TMII: At December 31, 2000, TMII owned 4,175,262 shares of common stock by virtue of its status as the general partner of TPII, the record owner of such shares. This amount represented 7.7% of common stock outstanding at that date. TMII had the sole power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

                  (3) SWS: At December 31, 2000, SWS was deemed to own 4,175,262 shares of common stock by virtue of his status as a managing member of TMII, the general partner of TPII, the record owner of such shares. This amount represented 7.7 % of common stock outstanding at that date. SWS shared power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

                  (4) WJE: At December 31, 2000, WJE was deemed to own 4,175,262 shares of common stock by virtue of his status as a managing member of TMII, the general partner of TPII, the record owner of such shares. This amount represented 7.7% of common stock outstanding at that date. WJE shared power to vote or to direct the vote, and to dispose of or to direct the disposition of, such shares.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



                               Page 6 of 8 pages

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9            NOTICE OF DISSOLUTION OF A GROUP

                  Not Applicable

ITEM 10           CERTIFICATION

                  Not Applicable

Exhibit A:        Joint Filing Statement

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 13, 2001



Telecom Partners II, L.P.                        Telecom Management II, L.L.C.

By: Telecom Management II, L.L.C.
    its general partner


By: /s/ Stephen W. Schovee                       By: /s/ Stephen W. Schovee
   ------------------------------                   ----------------------------
   Stephen W. Schovee                               Stephen W. Schovee
   Managing Member                                  Managing Member


Individuals:


/s/ Stephen W. Schovee
---------------------------------
Stephen W. Schovee


/s/ William J. Elsner
---------------------------------
William J. Elsner



                               Page 7 of 8 pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

         The undersigned hereby agree that the statement on 13G to which this joint filing statement is attached shall be filed by Telecom Partners II, L.P. on its own behalf and on behalf of Telecom Management II, L.L.C., Stephen W. Schovee and William J. Elsner.

Date: February 13, 2001


Telecom Partners II, L.P.                        Telecom Management II, L.L.C.

By: Telecom Management II, L.L.C.
    its general partner


By: /s/ Stephen W. Schovee                       By: /s/ Stephen W. Schovee
   ------------------------------                   ----------------------------
   Stephen W. Schovee                               Stephen W. Schovee
   Managing Member                                  Managing Member


Individuals:


/s/ Stephen W. Schovee
---------------------------------
Stephen W. Schovee


/s/ William J. Elsner
---------------------------------
William J. Elsner



                               Page 8 of 8 pages